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Schedule or Computation of Performance Quotations
TJ Core Equity Portfolio Institutional Service Class Shares
Exhibit 16

1. Average Annual Return (As of April 30, 1997) at Maximum Offering Price

P (1+T)/N/ = ERV

Where:        P    =     A hypothetical initial payment of $1,000
              T    =     average annual total return
              N    =     number of years
             ERV   =     ending redeemable value at end of the period

                                         Since Inception
                     One Year               09/28/95
                     --------               --------
              P    =     $1,000        P     =     $1,000

              T    =     20.138%       T     =     19.907%

              N    =     1 year        N     =     1.592 years

             ERV   =     $1,201       ERV    =     $1,335